Exhibit 10.9

Translation of a letter dated April 8, 2004 and written by Prof. Dr. Bernhard Scheuble,

Chairman of the Executive Board, Merck KGaA
To Walter W. Zywottek, 1180 Winderly Lane, Newtown Square, PA 19073, USA

Dear Mr. Zywottek,

Following the successful closing of the VWR transaction, I would like to use the opportunity to summarize and conclude our discussion held during the month of February and March regarding contractual definitions of the pension commitments.  I’m referring also to your letter dated January 23, 2004 and will address the content as follows.

There is agreement that the return guarantee, as defined in our letter February 27, 2001 will be eliminated, effective closing of the sale of VWR, recognizing that the sale of VWR eliminates the base for the potential utilization of this guarantee.  Just for clarification, we would like to express the fact that there are no further (employment) contractual obligations between you and us.

At the same time we would like to express our sincere appreciation for your extraordinary achievements during your tenure with Merck.  In recognition of your efforts and in appreciation for the successfully concluded VWR transaction we will pay you a special bonus.  The amount will be communicated in a separate letter.

Regarding your retirement conditions we offer, again in recognition of your achievements and in order to have clarity of the terms of our Pension Agreement entered into April l, 1992 that we will

a)              Not consider, when calculating the company pension, the usual deduction of the employer contribution related to the pension resulting from the contributions to the “Pensionskasse der Chemischen Industrie”

b)             Also not consider the EMD Chemicals 401-k plan when calculating your pension,

c)              Forfeit any consideration of severance payments you might receive from VWR International and/or third parties.

If you would decide to retire before reaching the regular retirement age, we specifically express that we will be waiving all deductions (versicherungsmathematischen Abschlaege) normally effective when retiring before 63 years of age.

Dear Mr. Zywottek, these are very special circumstances to say farewell to a manager.  In your 37 years of successful work in many different functions in the Merck group you contributed in an extraordinary manner and earned the highest degree of respect.  Let me assure you, that our recognition of your efforts and achievements will remain also under the new ownership structure of VWR.  We anticipate that with your help and under your leadership the future cooperation between VWR and Merck will be a long-term successful and profitable partnership.

The Executive Board of Merck KGaA is again expressing their appreciation for your successful cooperation over a long period of time and wishes you in your new professional environment a good start and a lot of success.

With best regards,

Signed Bernhard Scheuble